Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-131369

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Absolute Return Trigger Notes Due March 2009
(Linked to the S&P® 500 Index)

Final Term Sheet

Principal Amount:	$845,000

Pricing Date:	November 28, 2007

Issue Date:	November 29, 2007

Maturity Date:	March 3, 2009, unless such day is not a Business Day, in which case the Maturity Date shall be the next following Business Day

Determination Date:	February 17, 2009, subject to the effect of Market Disruption Events

Initial Issue Price:	100% of Principal Amount

Underwriting commission:	1.25% of Principal Amount

Proceeds to Issuer:	98.75% of Principal Amount

Redemption Amount at Maturity:	On the stated Maturity Date, we will pay in respect of each note an amount in cash equal to:

If the Index Level never trades above the Upper Trigger Level and never trades below the Lower Trigger Level at any time during the measurement period, then
Face Amount * (100% + Absolute Index Return)

If the Index Level trades above the Upper Trigger Level or trades below the Lower Trigger Level at any time during the measurement period, then
Face Amount

Initial Index Level:	1,490

Upper Trigger Level:	1,840.15 (123.5% of the Initial Index Level)

Lower Trigger Level:	1,139.85 (76.5% of the Initial Index Level)

CUSIP:	002546612

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.